Consent of Independent Registered Public Accounting Firm

The Board of Directors
LivePerson, Inc.:

We consent to the incorporation by reference in the registration statements (Registration Statement Nos. 333-112019, 333-112018 and 333-136249) on Form S-3 and (Registration Statement No. 333-34230) on Form S-8 of LivePerson, Inc. and subsidiaries of our report dated March 16, 2005, with respect to the consolidated statements of operations, stockholders’ equity and cash flows of LivePerson, Inc. and subsidiaries for the year ended December 31, 2004, which report appears in the December 31, 2006 annual report on Form 10-K of LivePerson, Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York
March 19, 2007